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                                                                    Exhibit 4.19



                                PROMISSORY NOTE
                                (Deferral Note)


$2,000,000                                             LOS ANGELES, CALIFORNIA
PRINCIPAL AMOUNT                                               JANUARY 1, 1995



         FOR VALUE RECEIVED, the undersigned, AMERICAN SHARED-CURACARE, a California general partnership, ("Maker"), hereby promises to pay to the order of GENERAL ELECTRIC COMPANY, a New York corporation acting through GE Medical Systems ("Payee"), an aggregate amount equal to the principal amount of Two Million Dollars ($2,000,000) (the "Principal Amount"), together with accrued interest on the unpaid balance of such amount, as follows:

         1. All initially capitalized terms used herein and not otherwise defined herein shall have the respective meanings ascribed to such terms in that certain Agreement entered into effective as of November 1, 1994 (the"Agreement") between Maker and Payee.

         2. The Principal Amount under this Promissory Note ("Note") shall bear interest at the rate of four percent (4.0%) per annum or the maximum rate permitted by law, whichever is less, from the date hereof until paid in full by Maker. All interest so computed will be accrued monthly in arrears beginning on the date hereof and continuing for a period of eighty-six (86) months until and including the last Business Day of February, 2002, except as provided herein to the contrary.

         3. Principal and interest under this Note is payable over an eighty-six (86) month period commencing on the date hereof as follows: interest only payments in an amount equal to





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Six Thousand Six Hundred Sixty-Six Dollars and Sixty-Seven Cents ($6,666.67)
shall be payable to Maker to Payee during the first eleven (11) months of the term from January, 1995 through November, 1995, and the remaining principal and interest shall be amortized in accordance with Schedule A attached hereto and payable by Maker to Payee in equal, consecutive monthly installments of principal and interest over the remaining seventy-five (75) months of the term of this Note, each in the amount of Thirty Thousand One Hundred Eighty-Two Dollars and Ninety-Three Cents ($30,182.93). Each such payment shall be due and payable on the last Business Day of each month referenced above with a final payment of the entire principal balance and accrued interest on the last Business Day of February, 2002. Both principal and interest are payable in lawful money of the United States of America in funds immediately available to Payee in Waukesha, Wisconsin (or such other place for payments as may be designated by Payee in accordance with the Agreement). The outstanding Principal Amount and interest thereon may be prepaid in whole or in part at any time prior to maturity without premium or penalty of any kind. All payments hereunder, including any prepayments, shall be first applied to accrued interest and the balance of such payments shall be applied to unpaid principal.

         4. Maker's failure to make any payment of principal and/or interest as and when due shall constitute a default hereunder ("Default"). If any six (6) consecutive monthly payments of principal or interest accruing hereunder are not paid by Maker as of the end of the sixth (6th) calendar month in such six (6) month period and such default continues for a period of five
(5) days after written notice of nonpayment is given by Payee to Maker, then such Defaults shall become an Event of Default hereunder. Maker shall pay on demand as a late charge an amount equal to five percent (5%) of each overdue payment, except as limited by applicable law. Such payments shall not cure a Default or Event of Default under this Note or limit any of Payee's rights to pursue any of its remedies hereunder or under the Agreement in connection therewith. Interest which has accrued and is not paid monthly by Maker shall be added to the outstanding Principal Amount for purposes of subsequent calculations of interest due hereunder.

         5. Upon the occurrence of an Event of Default, Payee may declare the entire unpaid





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balance of principal and all accrued interest under this Note immediately due and payable. The rights and remedies available to Payee under this Note and the Agreement shall be cumulative and in addition to any other rights or remedies that Payee may be entitled to pursue at law or in equity. Further, the exercise of one or more of such rights or remedies shall not impair Payee's right to exercise any other right or remedy at law or in equity. Notwithstanding the occurrence of an Event of Default and/or payee's exercise of any of its rights or remedies hereunder, until such time as Payee receives payment of all amounts due hereunder, interest shall continue to accrue on the outstanding Principal Amount, notwithstanding the provisions in Section 2 of this Note.

         6. Maker shall pay on demand any and all costs and expenses, including reasonable attorneys' fees incurred, by Payee in connection with an Event of Default and the collection of any outstanding principal and interest accrued hereunder to enforce the terms hereof. Maker hereby waives to the full extent permitted by law all rights to plead any statute of limitation as a defense to any action hereunder.

         7. The amounts due under this Note are not subject to reduction or offset for any claims of Maker or its successor or assigns against Payee or any other third party.

         8. No delay or failure on the part of the holder of this Note in exercising any right, privilege or option hereunder shall operate as a waiver thereof or of any Default or Event of Default. The waiver of a Default or Event of Default shall not constitute a continuing waiver or a waiver of any subsequent Default or Event of Default.

         9. Except as otherwise provided in the Agreement and except where waiver is prohibited as a matter of applicable law, Maker hereby waives presentment, demand, protest and notice of presentment, protest, default, nonpayment, maturity, release, compromise, and settlement.

         10. All payments made by Maker hereunder shall be delivered to Payee at the





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following address:  20825 Swenson Drive, Suite 100, Waukesha, Wisconsin 53186,
Attn:  Michele LeMon.

         11. This Promissory Note shall be governed by and construed in accordance with the laws of the State of California, without reference to any choice or conflict of laws or rules that might otherwise apply.

         12. Maker shall not have the right to assign, by operation of law or otherwise, this Note without the prior written consent of Payee.

         13. This Note incorporates herein by this reference the terms and conditions of the Agreement. In the event of any conflict between the provisions of this Note and the provisions of the Agreement, the provisions of this Note shall prevail, except as specifically provided in Section 16 below to the contrary.

         14. No provisions of this Note may be amended, modified or discharged orally, by course of dealing or otherwise, except by a writing duly executed by the holder of this Note.

         15. Maker hereby consents to the jurisdiction of any court of record of the State of California or of the United States District Court for the Central District of California over the person of Maker, and service of process in any action or suit brought by Payee may be made upon Maker by mailing a copy of the summons to Maker at the last address of Maker appearing in Payee's records. Maker also waives (i) the right to trial by jury in the event of any litigation to which Payee and Maker are parties in respect of any matter arising under this Note, whether or not such litigation has been commenced in respect of this Note and whether or not other persons are also parties thereto, (ii) any claim that Los Angeles County or the Central District of California is an inconvenient forum, and (iii) any claim against Payee for consequential or special damages.





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         16.     An Event of Default hereunder shall constitute an Event of
Default under the Agreement, provided that Payee exercises its rights pursuant to Section 5 above, and, except as expressly provided in the Agreement to the contrary, any Event of Default under the Agreement shall constitute an Event of Default hereunder, as appropriate.

         17. Maker acknowledges that this Note does not establish a new debt from Maker to Payee but is intended to evidence Payee's deferral of Maker's obligation to pay those amounts constituting a portion of the Deferral Amount in accordance with the terms hereof and the Agreement and to set forth the terms upon which a portion of such Deferral Amount constituting the Principal Amount hereunder shall be paid to Payee.

                                       MAKER:

                                       AMERICAN SHARED-CURACARE, a
                                       California general partnership

                                       By:  AMERICAN SHARED HOSPITAL
                                            SERVICES
                                            Its:    General  Partner


                                            By: /s/ Ernest A. Bates
                                                -----------------------------
                                                    Ernest A. Bates, M.D.
                                                    Chief Executive Officer


                                       By:  MMRI, INC.
                                            Its:    General Partner


                                            By: /s/ Ernest A. Bates
                                                -----------------------------
                                                    Ernest A. Bates, M.D.
                                                    Chief Executive Officer





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               ADDENDUM TO PROMISSORY NOTE DATED JANUARY 1, 1995

                           AMERICAN SHARED - CURACARE
                         FOUR EMBARCADERO CENTER #3620
                            SAN FRANCISCO, CA 94111

This is an Addendum to Promissory Note ("Note") (contract 507911) by AMERICAN SHARED-CURACARE ("MAKER") to the order of GENERAL ELECTRIC COMPANY ("PAYEE") dated January 1, 1995. The Note relates to a $2,000,000.00 deferral payment for taxes and commenced billing January 31, 1995 for eighty-six (86) months.

It is hereby agreed and understood that the payment terms of the Note are being revised as follows effective February 29, 1996:

Old Schedule
------------
11 Months @ $ 6,666.67                             effective 1-31-95
75 Months @ $30,182.93

New Schedule
------------
11 Months @ $ 6,666.67                             effective 1-31-95
 2 Months @ $30,182.93
 6 Months @ $ 8,135.00                             beginning 2-29-96
67 Months @ $33,315.00                             beginning 8-31-96

The interest rate increases to 5% effective February 1, 1996.

All other Terms and Conditions from the original Note, to the extent not inconsistent herewith, shall remain as initially written and apply to this Addendum.

---------------------------------------------------------------------------

Accepted by Payee:                     Accepted by Maker:
GENERAL ELECTRIC COMPANY               AMERICAN SHARED-CURACARE
                                       A California Partnership

 /s/ R. Schueller                      by /s/ Ernest A. Bates
-------------------------              -----------------------------------
Signed                                        Ernest A. Bates, M.D.
                                              Chairman & CEO
                                              American Shared Hospital Services
                                              General Partner

        3-8-96                         March 05, 1996
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Date                                   Date






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